Exhibit 10.23
Execution Version
ALLIANCE LAUNDRY SYSTEMS LLC
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AGREEMENT (“Agreement”) is made as of November ~~3~~9, 2015 by and between Alliance Laundry Systems LLC, a Delaware limited liability company (the “Company”), and Michael D. Schoeb (“Executive”). Any capitalized terms used herein and otherwise not defined shall have the meanings assigned to them in Section 10 hereof,
WHEREAS, Executive and the Company previously entered into an Employment Agreement as of January 17, 2012 (the “Prior Agreement”) pursuant to which Executive and the Company agreed that Executive would serve as Chief Executive Officer and President of the Company subject to the terms and conditions set forth therein; and
WHEREAS, Executive and the Company intend hereby to amend the Prior Agreement to clarify certain of the rights and obligations of the parties relating to the relocation of Executive to the Company’s headquarters and certain ancillary tax matters, and to amend and restate the Prior Agreement as provided herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Employment, The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).
2.    Position and Duties.
a.    During the Employment Period, Executive shall serve as the Chief Executive Officer and President of the Company and shall have the normal duties, responsibilities and authority of a Chief Executive Officer and President, subject to the overall discretion and authority of the Board.
b.    Executive shall report to the Board, and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and civic affairs of the Company and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.
3.    Base Salary and Benefits.
a.    During the Employment Period, Executive shall receive an initial base salary of $662,435 per annum, or such other higher rate as the Board may designate from time to time (the “Base Salary”), which shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be eligible to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible, and Executive shall be entitled to five (5) weeks of paid vacation each year, In the event that all Company salaried personnel compensation is reduced, Executive’s base salary will also be subject to a reduction in the same manner as other Company salaried personnel; otherwise Executive’s base salary shall not be reduced during the Employment Period.
b.    The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
c.    In addition to the Base Salary, Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) for each fiscal year during the Employment Period. With respect to each fiscal year, Executive’s target Annual Bonus shall equal 100% of his Base Salary as in effect on April 1 of the fiscal year for which the Annual Bonus is earned. The Annual Bonus amount payable with respect to a fiscal year shall be determined by the Compensation Committee of the Board (the “Committee”) in its sole discretion, and shall be based on the Committee’s determination of the level of attainment by the Company and Executive of applicable performance goals with respect to the applicable fiscal year. Performance goals with respect to a fiscal year shall be established by the Committee following reasonable consultation with Executive. Any Annual Bonus to be paid to Executive shall be paid at such time as the Company generally pays such bonuses to its senior executives and in no event later than March 15th following the calendar year in which the fiscal year shall end.
d.    The Company shall provide the use of the Company’s private plane for personal use by the Executive for up to twenty-five (25) flight hours per year, the timing and use of such flight hours to be determined in good faith between the Board and the Executive.
4.    Term:
a.    The Employment Period shall last for a period of five (5) years from the date of this Agreement and shall automatically be renewed and extended on the same terms and conditions set forth herein for additional two-year periods thereafter, unless the Company or Executive gives the other party written notice of election not to renew the Employment Period at least 60 days prior to any such renewal date. Notwithstanding the preceding sentence, (i) the Employment Period shall terminate prior to such date upon Executive’s resignation with or without Good Reason, death or permanent disability or permanent incapacity (as determined by the Board in its good faith judgment) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. The Executive may terminate his employment hereunder for Good Reason by (A) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the date that the Executive knew or should have known (after reasonable inquiry) of the occurrence of that condition; (B) providing the Company a period of ninety (90) days to cure (if curable) the condition so specified in the notice and (C) terminating his employment for Good Reason within thirty (30) days following earlier of (x) the expiration of the period to cure if the Company fails to cure the condition and (y) the date that the Company informs Executive that it will not cure the condition and that it is waiving it’s right to a period of ninety (90) days to cure such condition.
b.    If the Employment Period is terminated by the Executive for Good Reason, the Company without Cause, and as a result of which Executive is no longer employed by the Company, Executive shall be entitled to receive (i) an aggregate amount equal to two (2) times the sum of (A) his Base Salary in effect immediately prior to his termination and (B) an amount equal to the amount of Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year during which the Employment Period is terminated, in each case payable in equal regular installments over a period of 24 months starting on the first payroll date after the 45th day following the date of the termination of the Employment Period, subject to the release requirement set forth below in this paragraph 4(b), in accordance with the Company’s general payroll practices and subject to customary withholding, (ii) his Annual Bonus that he would have earned, had the Employment Period not terminated, for the fiscal year in which Executive is terminated, pro rated according to the number of days which passed in such fiscal year prior to Executive’s termination under this paragraph 4(b), payable in the customary manner of the Company, and (iii) Company-paid continuation of Executive’s (and the spouse and unemancipated children of Executive) medical, dental and health benefits for such 24 month period, as such benefits are in effect from time to time and subject to the same deductibles, co-payment arrangements, active employee monthly contributions and similar limitations as in effect for senior executive employees of the Company generally. Notwithstanding any other provision of this Agreement, no severance pay shall become payable under this paragraph 4(b) unless and until the Executive executes a general release in form and substance satisfactory to the Company within thirty (30) days following the date of the termination of the Employment Period and such release has become irrevocable, in which case the first installment of the severance pay paid on the first payroll date after the 45th day following the date of termination of the Employment Period shall include any installments that would have been paid had the installments started on the first day following the date of the termination of the Employment Period. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this paragraph 4(b) during such times as Executive is in breach of Sections 5, 6 or 7 hereof.
c.    If the Employment Period is terminated by the Company for Cause, is terminated due to the death, permanent disability or permanent incapacity of Executive, is voluntarily terminated by the Executive (other than for Good Reason) or Executive elects not to renew the Employment Period pursuant to the terms of paragraph 4(a) above, and as a result Executive is no longer employed by the Company, Executive (or his legal heirs in the case of death) shall be entitled to receive his Base Salary through the date of termination, such Base Salary being payable in the same manner as if Executive had not been terminated. Executive’s right to fringe benefits and bonuses hereunder (if any) shall cease upon such termination for Cause, resignation or election of non-renewal by Executive.
d.    In the event of a termination of Executive’s employment for any reason, Executive shall not be required to seek other employment; in addition, subject to the last sentence of paragraph 4(b), no amount payable under Section 4 of this Agreement shall be reduced by any compensation earned by Executive as a result of employment by another employer after such termination of employment with the Company.
5.    Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company, or its predecessor, or any other Subsidiary (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, print outs and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.
6.    Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or its predecessor and its Subsidiaries (“Work Product”) belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
7.    Non-Compete, Non-Solicitation, Mutual Non-Disparagement.
a.    In further consideration of the compensation to be paid to Executive under Sections 3 and 4 hereunder, Executive acknowledges that in the course of his employment with the Company he has and shall become familiar, with the Company’s trade secrets and with other Confidential Information concerning the Company and its predecessors and its Subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Period and for two (2) years thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive’s employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

b.    During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee, agent or independent contractor of the Company or any Subsidiary (collectively, “Restricted Person”) to leave the employ or service of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and such Restricted Person, (ii) hire any person who was Restricted Person at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries). Notwithstanding the foregoing, subsections (b)(i) and (b)(ii) shall not apply to (1) the solicitation of Restricted Persons pursuant to a blanket solicitation not specifically targeted at any Restricted Person, or (2) to the Executive serving, with the prior written consent of the Board, as a reference at the request of a Restricted Person; and provided further that subsections (b)(i) and (b)(ii) shall not apply to the solicitation or attempted solicitation by the Executive of a non-natural independent contractor that provides business, office, or similar services to multiple service providers (e.g., Ernst & Young, FedEx, Staples, etc.) so long as the Executive does not encourage or cause such independent contractor to terminate or diminish its business relationship with the Company.
c.    The Executive shall not, at any time during or following the Employment Period, make statements or representations, or otherwise communicate, directly or, if undertaken at the direction of the Executive, indirectly, in writing, orally, or otherwise, or take any action which, directly or indirectly, disparages the Company, its Affiliates, or their respective officers, shareholders, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from making truthful statements that are required by applicable law, regulation or legal process.
d.    The Company agrees that, during and following the Employment Period, it shall use reasonable best efforts to cause its directors and executive officers (and directors and executive officers of its Affiliates, for so long as such entities are Affiliates), on behalf of the Company or any of its Affiliates, to refrain from making statements or representations, or otherwise communicating (including by way of a press release issued by the Company or its Affiliates), directly or, if undertaken at the direction of any such persons, indirectly, in writing, orally, or otherwise, or taking any action which, directly or indirectly, disparages the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude any directors or executive officers of the Company or any of its Affiliates from making truthful statements that are required by applicable law, regulation or legal process.
e.    Notwithstanding anything in this Agreement to the contrary, the Executive’s obligations under Section 7(a) shall be suspended if the Company’s obligations under paragraph 4(b) are past due by ten (10) business days; provided, however, that if the Company pays any delinquent obligations owed under paragraph 4(b), the Executive shall once again be subject to this Section 7 as if his obligations hereunder had never been suspended.

8.    Enforcement. If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope of geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 7, the Noncompete Period shall be tolled until such breach or violation has duly been cured. Executive agrees that the restrictions contained in Section 7 are reasonable, but are subject to the severability provisions in this Section 8 and in Section 13 hereof.
9.    Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.
10.    Definitions:
“Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest, contract, or debt or other financing.
“Board” shall mean the Company’s board of directors.
“Cause” shall mean (i) the commission of a felony or the commission of any act or omission involving moral turpitude, dishonesty, disloyalty or fraud, (ii) conduct tending to bring the Company or any of its Subsidiaries into public disgrace or disrepute, (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, (iv) failure to accept and cooperate with actions and initiatives assigned to the Executive by the Board, (v) any breach of this Agreement or equity award agreement between Executive and the Company or (vi) Executive or any member of his family shall engage in any Restricted Activity, without the prior written approval of the Board.
“Good Reason” shall mean, if occurring without the Executive’s express written consent:

a.    a material diminution in the Executive’s position, duties, responsibilities, or reporting requirements from those held and/or assigned to the Executive as of the date of this Agreement, or the assignment of duties materially inconsistent with the Executive’s position or status with the Company;
b.    a material reduction in Base Salary (except as contemplated under Section 3 hereunder) or the target Annual Bonus as set forth in Section 3 hereof;
c.    a relocation of Executive’s principal work location by more than 50 miles (it being understood, for the avoidance of doubt, that business-related travel shall not constitute a relocation); or
d.    a material breach by the Company of its obligations under this Agreement or any equity award agreement with the Executive.
Provided, that any determination of Good Reason shall be made pursuant to the provisions of Section 4(a).
“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.
“Restricted Activity” shall mean directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business with any customer, supplier, competitor or other person having a business relation with the Company or any of its Subsidiaries; provided however that the term “Restricted Activity” shall not include passive ownership of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of that corporation.
“Subsidiaries” shall mean the entity of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.
11.    Survival. Sections 3 through 20 shall survive and continue in full in accordance with their terms notwithstanding any termination of the Employment Period.
12.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Michael D. Schoeb
c/o the most recent address
on file at the Company
Notices to the Company:

Alliance Laundry Systems LLC
Shepard Street, P.O. Box 990
Ripon, Wisconsin 54971-0990
Fax: (920) 748-4334
Attn: Secretary
With a copy to:
BDT Capital Partners, LLC
401 North Michigan Avenue, Suite 3100
Chicago, Illinois 60611
Attention: General Counsel
Facsimile: (312) 832-1707
or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.
13.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
14.    Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans and agreements.
15.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
16.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
17.    Successors and Assigns. This Agreement is intended to bind and insure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.
18.    Choice of Law/Disputes/Resolution.
a.    All issues and questions concerning the construction, validity; enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Section, except for suits for injunctive relief pursuant to Section 8 hereof, which may be prosecuted and defended as set forth therein.
b.    The parties hereto shall use all reasonable efforts to settle all Disputes without resorting to arbitration. If any Dispute remains unsettled, a party hereto may commence proceedings hereunder by delivering a written notice from one to the other such party (the “Demand”) providing reasonable description of the Dispute to the others and expressly requesting arbitration hereunder, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns.
c.    The arbitration shall be conducted in Chicago, Illinois by three arbitrators acting by majority vote (the “Panel”) appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the “AAA Rules”). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each party shall provide to the other, of all documents which a party intends to present in such hearing; and (ii) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the parties; provided that if the parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the parties and the desirability of making discovery expeditious and cost effective. The award shall be in writing and shall specify the factual and legal basis for the award. The parties hereto agree that monetary damages may be inadequate and that any party by whom this Agreement is enforceable shall be entitled to seek specific performance of the arbitrators’ decision from a court of competent jurisdiction, in addition to any other appropriate relief or remedy; provided that no claimed or actual breach of any provision of this Agreement that survives the execution hereof shall be cause for rescission of this Agreement, the only remedies shall be claims for damages that were approximately caused by the breach, or specific performance. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.
19.    Expenses. Each party will pay their own costs and expenses (including court costs, fees of arbitration proceedings, and reasonable attorneys’ fees) incurred as a result of any claim, action or proceeding arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof; provided, however, that if the Executive prevails in any such claim, action or proceeding, the Company shall pay the Executive’s cost and expenses related thereto and provided, further, that the non-prevailing party in any such claim, action or proceeding shall be responsible for the Panel’s (if any) fees and expenses.
20.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
21.    Relocation Conditions. The Company acknowledges and agrees that Executive’s relocation from Executive’s prior residence in Wausau, Wisconsin (the “Prior Residence”) to a primary residence within 50 miles of Ripon, Wisconsin has been completed notwithstanding that the Prior Residence has not yet been sold. With respect to the Prior Residence:
a.    In the event the gross sale proceeds (as set forth in the contract of sale) to Executive from the sale of the Prior Residence are less than Executive’s cost basis in the Prior Residence (which cost basis has been previously agreed between the parties), the Company shall reimburse Executive for an amount (the “Loss Payment”) equal to the difference between (x) such gross sale proceeds and (y) such cost basis. Such payment will be paid within ten (10) days following the date of sale.
b.    From the date of this Agreement through the date of sale of the Prior Residence, the Company shall reimburse Executive an amount equal to the interest on either (x) the mortgage on the Prior Residence or (y) the indebtedness on Executive’s current residence, whichever is less.
c.    In order to facilitate the sale of the Prior Residence and to maintain the property so as to minimize the amount of the Loss Payment, the Company shall bear (or, if paid by Executive, reimburse) the cost of (x) customary and ordinary course landscaping of the Prior Residence, (y) utilities (gas, electric, water and heat) of the Prior Residence and (z) all other reasonable incidental expenses related to the upkeep and sale of the Prior Residence, in each case from the date of this Agreement through the date of sale of the Prior Residence.
d.    At the same time that the Loss Payment is paid, the Company shall provide Executive with an additional gross-up payment (an “Additional Payment”) such that, after payment of Federal, state and local taxes on such additional payment, Executive retains an amount of cash equal to the Loss Payment. An Additional Payment shall also be paid with respect to the amounts specified in paragraphs (b) and (c), to be paid at the same time that the amounts in such paragraphs are paid.
e.    The Company and Executive will cooperate with each other with respect to the sale of the Prior Residence. Without limiting the generality of the immediately preceding sentence, Executive will consult with the Company as to any offer of purchase for the Prior Residence that he receives prior to determining whether to accept or reject such offer or to make a counteroffer thereto.

22.    Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
23.    Applicability of Section 409A of the Code.
a.    It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”). Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the Employment Period or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, including but not limited to any reimbursement pursuant to Sections 3(b), 19 or 21 hereof, (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. All rights to payments and benefits under this Agreement shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A. If any paragraph of this Agreement provides for payment within a time period, the determination of when such payment shall be made shall be solely in the discretion of the Company.
b.    If Executive is deemed on the date of his termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Section 409A payable (whether under the Employment Agreement or otherwise) on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due shall be paid or provided in accordance with the normal payment dates specified for them.
24.    Golden Parachute Tax Provisions.
a.    The Company and the Executive shall use commercially reasonable and good faith efforts to avoid all, or any portion, of any payments or benefits provided under this

Agreement or otherwise, either alone or together with other payments or benefits that the Executive receives or is entitled to receive from the Company or an Affiliate, constituting an “excess parachute payment” within the meaning of Section 280G Code, including by seeking a vote of stockholders of the Company, as applicable, in a manner and form that is intended to comply with the stockholder approval procedures set forth in Section 28OG(b)(5)(B) of the Code and the regulations thereunder.
b.    Notwithstanding the foregoing Section 24(a), in the event that Company undergoes a change in control (as determined under Section 280G of the Code) at or after the time that it (or any Affiliate that would be treated, together with the Company, as a single corporation under Section 280G of the Code) has stock that is readily tradable on an established securities market (within the meaning of Section 280G of the Code and the regulations thereunder) and all, or any portion, of the payments or benefits provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company or one of their respective Affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the following provisions shall apply: the Executive shall be entitled to receive (A) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (B) if the amount otherwise payable hereunder or otherwise (without regard to clause (A)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder.
c.    The determination as to whether and to what extent payments under this Agreement or otherwise are required to be reduced in accordance with Sections 24(a) or (b) above shall be made at the Company’s expense by the Accountants. In the event that any payments under this Agreement or otherwise are required to be reduced as described in this Section 24(c), the adjustment will be made, first, by reducing the severance, if any, due to the Executive pursuant to Section 4(b); and second, if additional reductions are necessary, by reducing the medical, dental and health benefits due to the Executive under Section 4(b). In the event that there has been any underpayment or overpayment under this Agreement or otherwise as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Section 24(c), the term “Accountants” means the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as selected by the Company.
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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

ALLIANCE LAUNDRY SYSTEMS LLC

By:	/s/ Scott L. Spiller
Its:	Vice President

/s/ MICHAEL D. SCHOEB
MICHAEL D. SCHOEB